EXHIBIT 99.1

MEDIA CONTACTS: Tom Donahue—CompuCredit
(770) 828-1577

INVESTOR RELATIONS CONTACTS: Jay Putnam—CompuCredit
(770) 828-2612

COMPUCREDIT REACHES AGREEMENT WITH FDIC, FTC

ATLANTA, Dec. 19 – CompuCredit Corporation (NASDAQ: CCRT) today announced that it has reached a settlement with the Federal Deposit Insurance Corporation (FDIC) and the Federal Trade Commission (FTC) to resolve their regulatory inquiries regarding the Company’s credit card marketing practices.  The settlement with the agencies relates to marketing practices from 2005 and prior years, does not require any change to CompuCredit’s existing marketing or servicing practices and does not have a material impact on CompuCredit’s financial condition.

“We are pleased to have reached this settlement with the FDIC and the FTC in order to resolve their concerns regarding the Company’s past marketing practices,” said David Hanna, CompuCredit’s Chairman and Chief Executive Officer.

The settlement covers customers throughout the United States and provides for CompuCredit to credit approximately $114 million to certain customer accounts that were opened between 2001 and 2005 and subsequently charged off or were closed with no purchase activity.  This amount involves mostly non-cash credits -- in effect, reversals of amounts for which payments were never received.  Cash refunds to consumers are estimated to be approximately $3.7 million, and the Company also agreed to pay $2.4 million to the U.S. Treasury.

About CompuCredit
CompuCredit is a specialty finance company and marketer of branded credit cards and related financial services. CompuCredit provides these services to consumers who are underserved by traditional financial institutions. Through corporate and affinity contributions focused on the underserved and un-banked communities, CompuCredit also uses its financial resources and volunteer efforts to address the numerous financial challenges affecting its customers. For more information about CompuCredit, visit www.CompuCredit.com.
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